EXHIBIT 99.1
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

HARVEY, La.--(BUSINESS WIRE)--Nov. 3, 2004--Superior Energy Services, Inc. (NYSE:SPN) today announced results for the third quarter ended September 30, 2004. For the quarter, revenues were $152.5 million resulting in net income of $11.3 million or $0.15 diluted earnings per share, as compared to revenues of $128.3 million and net income of $8.8 million or $0.12 diluted earnings per share for the third quarter of 2003.

For the nine months ended September 30, 2004, revenues were $406.5 million and net income was $23.6 million or $0.31 diluted earnings per share, as compared to revenues of $380.4 million and net income of $24.7 million or $0.33 diluted earnings per share for the nine months ended September 30, 2003.

CEO Terry Hall Comments

CEO Terry Hall commented, "The third quarter was strong for most services, rental tools and liftboats prior to the impact of Hurricane Ivan in mid-September. July and August were our best months of the year for our well intervention group and liftboats. Liftboat dayrates increased on average almost 16 percent from the second quarter of 2004 and demand was high for most well intervention services. Our rental tools segment continued to benefit from expansion internationally and in land markets.

"To date, the industry has focused most of its storm-related repair efforts on deepwater properties and pipelines. Although we cannot predict the extent of damage to shallow-water infrastructure, or the timing of when shallow-water work will be performed, we are well positioned to assist our customers in their repair and maintenance efforts once their assessments are complete.

"Post-storm repair work on our production facilities in South Pass 60 continues. We expect production to return to pre-storm levels in the fourth quarter once repairs are complete. Infield and transportation pipelines were successfully pressure-tested. We will perform workovers and other well intervention work to further enhance production from areas outside of South Pass 60. This work will begin in the fourth quarter as we approach the industry's traditional off-season, a period of reduced activity for our traditional customer base that typically begins in mid-November and ends during the first quarter. It is possible that the seasonal decline may not be as severe as past years due to potential storm-related work. In addition, current activity remains quite strong for well intervention services and liftboats."

Well Intervention Group Segment

Third quarter revenues for the Well Intervention Group were $59.9 million, a 19 percent increase from the third quarter of 2003 and a 23 percent increase from the second quarter of 2004. Plug and abandonment, electric line and coiled tubing activity increased sequentially and over third quarter levels a year ago due to rising demand for production-related services in the shallow water Gulf of Mexico. In addition, coiled tubing benefited from high pressure well work in Texas and Louisiana. Also, the company's well control crews began working on a well control project in Egypt during the third quarter that is expected to continue through the fourth quarter.

Rental Tools Segment

Revenues for the Rental Tools segment were $42.5 million, 20 percent higher than the third quarter of 2003 and 3 percent lower than the second quarter of 2004. Rental activity was lower sequentially as a result of storm-related downtime in the deepwater Gulf of Mexico, reducing rentals of drill pipe and stabilizers. This was partially offset by increased rentals of stabilizers, on-site accommodations and other tools domestically in Louisiana, Texas and Oklahoma.

Marine Segment

Superior's marine revenues were $18.0 million, a 5 percent increase as compared to the third quarter of 2003 and a 2 percent increase as compared to the second quarter of 2004. Average fleet utilization was 69 percent as compared to 66 percent for the third quarter of 2003 and 76 percent for the second quarter of 2004. Utilization was 74 percent prior to Hurricane Ivan. The average dayrate for the quarter was $6,622, a 6 percent increase over the third quarter of 2003 and a 16 percent increase over the second quarter of 2004.

Sequential improvement was driven largely by improved dayrates and utilization across most fleets, especially for the Company's five largest liftboats.

Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended September 30, 2004
($ actual)
Class	Liftboats	Average Dayrate	Utilization
105'	6	$ 2,932	74.1%
120-135'	8	3,537	74.9%
145-155'	11	5,301	49.9%
160'-175'	6	6,711	78.3%
200'	2	9,213	68.5%
230'-245'	3	13,599	90.2%
250'	2	18,069	84.2%

Oil and Gas Segment

As a result of acquisitions and increasing production through the Company's subsidiary SPN Resources, oil and gas production is disclosed as a separate segment beginning with the third quarter 2004 results. Previously, oil and gas production was reported in the well intervention segment. Revenues from this segment were $14.2 million in the third quarter of 2004 and $6.7 million in the second quarter of 2004. Third quarter production from SPN Resources was 335,890 barrels of oil equivalent, net (boe) as compared to 161,599 boe in the second quarter of 2004. The Company did not have any production in the third quarter of 2003.

Other Oilfield Services Segment

Revenues in this segment were $20.4 million, a 20 percent decrease as compared to the third quarter of 2003 and an 11 percent decrease as compared to the second quarter of 2004. Lower revenue is attributable to storm-related activity declines, especially a decline in drilling-related environmental services such as rig cleaning and non-hazardous oilfield waste treatment.

The Company will host a conference call at 11 a.m. Central Time today. The call can be accessed from Superior's website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 1694232. The replay is available beginning two hours after the call and ending November 10, 2004.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2004 and 2003
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues	$152,500	$128,316	$406,504	$380,368

Costs and expenses:
Cost of services	82,411	75,449	226,260	219,897
Depreciation, depletion, amortization and accretion	17,795	12,174	48,446	36,001
General and administrative	29,637	24,195	79,625	71,573

Total costs and expenses	129,843	111,818	354,331	327,471

Income from operations	22,657	16,498	52,173	52,897

Other income (expense):
Interest expense	(5,651)	(5,629)	(16,724)	(16,804)
Interest income	467	18	1,365	111
Other income	-	2,762	-	2,762
Equity in income of affiliates	588	60	892	492

Income before income taxes	18,061	13,709	37,706	39,458

Income taxes	6,773	4,883	14,140	14,797

Net income	$11,288	$8,826	$23,566	$24,661

Basic earnings per share	$0.15	$0.12	$0.32	$0.33

Diluted earnings per share	$0.15	$0.12	$0.31	$0.33

Weighted average common shares used
in computing earnings per share:
Basic	74,717	74,035	74,469	73,933
Diluted	75,686	75,169	75,212	74,952

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2004 AND DECEMBER 31, 2003
(in thousands)

	9/30/2004 (Unaudited)	12/31/2003 (Audited)

ASSETS

Current assets:
Cash and cash equivalents	$10,964	$19,794
Accounts receivable - net	135,302	112,775
Income taxes receivable	609	-
Notes receivable	8,873	19,212
Prepaid insurance and other	18,948	14,059

Total current assets	174,696	165,840

Property, plant and equipment - net	488,932	427,360
Goodwill - net	224,275	204,727
Notes receivable	29,504	15,145
Investments in affiliates	14,116	13,224
Other assets - net	6,745	6,567

Total assets	$938,268	$832,863

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$29,597	$20,817
Accrued expenses	61,223	48,949
Income taxes payable	-	138
Fair value of commodity derivative instruments	4,687	-
Current portion of decommissioning liabilities	10,766	20,097
Current maturities of long-term debt	11,810	14,210

Total current liabilities	118,083	104,211

Deferred income taxes	95,678	86,251
Decommissioning liabilities	76,842	18,756
Long-term debt	248,061	255,516
Other	1,000	-

Total stockholders' equity	398,604	368,129

Total liabilities and stockholders' equity	$938,268	$832,863

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
SEGMENT HIGHLIGHTS
THREE MONTHS ENDED SEPTEMBER 30, 2004, JUNE 30, 2004 AND SEPTEMBER 30, 2003
(Unaudited)
(in thousands)

	Three months ended,
Revenue	September 30, 2004	June 30, 2004	September 30, 2003

Well Intervention	$59,861	$48,549	$50,264

Rental tools	42,530	43,831	35,351

Marine	18,049	17,692	17,260

Other Oilfield Services	20,354	22,869	25,441

Oil and Gas	14,190	6,653	-

Less: Oil and Gas Eliminations (2)	(2,484)	(2,049)	-

Total Revenues	$152,500	$137,545	$128,316

	Three months ended,
Gross Profit (1)	September 30, 2004	June 30, 2004	September 30, 2003

Well Intervention	$25,519	$18,419	$20,453

Rental tools	27,186	29,675	23,842

Marine	5,856	5,032	4,817

Other Oilfield Services	3,878	4,910	3,755

Oil and Gas	7,650	2,365	-

Total Gross Profit	$70,089	$60,401	$52,867